Exhibit 10.5
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”) made this May 18, 2009, by and between James Martell, (the “Consultant”) whose address is 2200 Wilson Blvd., Suite 102-316, Arlington, VA, and CHAMPIONS BIOTECHNOLOGY, INC. (the “Company”) whose principal office is Science & Technology Park at Johns Hopkins, 855 N. Wolfe Street, Baltimore, MD.
RECITALS:
WHEREAS, Consultant is the Founder and Director of the Company and as such has provided a valuable direction and purpose to the Company since its inception in 1985;
WHEREAS, Consultant’s knowledge and insights continue to be important to the future development and growth of the Company;
WHEREAS, Consultant was formerly Chairman, President, Chief Executive Officer and the Chief Administrative Officer of the Company, and the Company now desires to retain Consultant to perform certain consulting services;
WHEREAS, the Parties wish to enter into this Agreement to set forth the obligations and responsibilities of each in connection with their contractual relationship;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the Parties hereto agree as follows:
1. Duties and Status.
1.1. Engagement. The Company hereby engages Consultant to serve the Company, and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth.
1.2. Scope of Services. During the term of this Agreement, Consultant shall devote such time and his best commercial efforts to faithfully, loyally and competently perform all of his duties under this Agreement, and the Company will provide all necessary information and other support appropriate to the performance of the services. Consultant will report to the President of the Company or his designee and shall, at all times, exercise his own discretion and control with respect to each and every project to which he is assigned by the Company. Consultant will not take any action which may interfere with, or may adversely affect the business, properties or prospects of the Company or any of its affiliates, or the performance of his duties hereunder in any way.
1.3. Responsibilities. During the Term (as hereinafter defined) of this Agreement, Consultant will carry out projects as assigned by the President or his designee that may include: (i) assistance in designated projects concerning aspects of the Company’s Personalized Oncology business; (ii) assistance with designated projects concerning aspects of business development for the Company, and (iii) being reasonably available at convenient times to confer with the Company regarding historical, strategic and tactical issues that arise.

1.4. Time Requirements. It is expected that Consultant shall generally devote at least 25 hours per week to his services to the Company under this Agreement. It is understood that Consultant is free to work for and/or provide services to any other business and/or entity provided such work or services shall not interfere with Consultant’s provision of services to the Company pursuant to this Agreement, and further provided that such work or services shall not violate his duties under the Company’s Business Protection Agreement.
1.5. Contracting. Consultant shall not possess authority to bind the Company in any manner whatsoever, including but in no way limited to binding the Company to contracts. Consultant shall not enter into any contracts of any kind, verbal or written, on behalf of the Company or in furtherance of the business of the Company.
1.6. Hold Harmless, Defend, and Indemnify. Consultant hereby agrees to defend, indemnify, and hold the Company harmless from and for any and all claims, lawsuits, administrative complaints, criminal complaints, damages, attorneys’ fees, litigation costs, and any other harm arising out of or in any way relating to Consultant’s breach of any and all undertakings, duties, and/or restrictions on authority set forth in this Agreement.
2. Term. The term of this Agreement shall commence on May 18, 2009 (the “Effective Date”) and shall continue until the close of business on the day immediately preceding the second anniversary of the date of the Effective Date (the “Original Term”). This Agreement will be renewed at the expiration of the Original Term only in the event that the parties enter into a new written consulting Agreement, and shall not automatically renew or otherwise operate as a hold-over without express written consent of all the parties.
3. Compensation and Reimbursement. As compensation for Consultant’s services hereunder, Consultant shall be paid the sum of $100,000 annually, payable in twelve equal monthly installments of $8,333, or pro rata for each month or portion of a month in the event that Consultant provides services for less than one full year. The Company shall make no deductions or withholdings from this amount and shall issue a Form 1099 to account for all such payments. Consultant understands and agrees that he shall be responsible for any and all tax consequences of these independent contractor payments, including assessments and/or penalties imposed by taxing authorities.
Consultant shall not be entitled to participate in any employee benefit programs implemented by the Company for the benefit of any of its full-time employees, including, without limitation, any retirement plans, disability insurance, life insurance, health and medical insurance, and shall not be paid vacation, holiday or sick time.

3.2. Reimbursement. The Company shall reimburse Consultant for any reasonable and necessary expenses actually and properly incurred by Consultant in connection with performance of services described in 1.2 and 1.3 upon presentation of such expenses per Company policy. Notwithstanding the preceding, any expenses over $350 will be subject to prior approval by the Company.
4. Consultant’s Representations and Warranties.
4.1. No Prior Agreements. Consultant represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform contractor services hereunder, including without limitation any contract, agreement or understanding containing terms and provisions restricting competition, protecting confidential information, or relating to ownership or assignment of intellectual property.
4.2. Confidential Information of Others. Consultant represents warrants and covenants he will not disclose to the Company or otherwise use, in the course of his engagement with the Company, any confidential information which he is restricted from disclosing or using pursuant to any other agreement or duty to any other person.
4.3. Non-Competition Covenants. Consultant represents and warrants to the Company that he is not bound by any non-competition or non-solicitation agreement or similar restriction which would prohibit him from accepting engagement with the Company or performing any contractor services on behalf of the Company.
4.4. No Restrictions. Consultant represents that his performance of services hereunder does not and will not conflict with or breach any agreement or arrangement he has with any third party. In the event that Consultant enters into a relationship described above, Consultant shall immediately provide written notice to the Company of such relationship, subject to the provision that such notification shall not breach confidentiality provisions or understandings regarding confidentiality. Consultant will notify Company in the event that he becomes aware of a conflict between any policies and obligations of any other client or employer and this Agreement to the extent that such notification does not breach confidentiality provisions or understandings regarding confidentiality.
4.5. Return of Company Property. Consultant agrees that upon termination of engagement he will promptly return to the Company all Confidential Information, all Intellectual Property of the Company and all other property of the Company, including all correspondence, manuals, notebooks, lists of customers and suppliers, prototypes, computer programs, disks and any documents, materials or property, whether written or stored on computerized medium, and all copies in Consultant’s possession or control, he shall not shall not take any action to preserve or regain access to such information through any means, including but not limited to access to the Company’s facilities or through a computer or other digital or electronic means, and shall promptly pay all amounts due, owing or otherwise payable by Consultant to the Company. Consultant expressly authorizes the Company to withhold any amounts payable to him, including for wages, compensation, reimbursement and otherwise, until he has complied with this Section.

4.6. Business Protection Agreement. Consultant acknowledges that this Agreement is contingent upon Consultant’s acceptance of and agreement to be bound by all of the terms and provisions of the Company’s Business Protection Agreement, a copy of which has been delivered to Consultant. Accordingly, Consultant covenants and agrees to be bound and abide by all terms and provisions of the Business Protection Agreement, regardless of whether such agreement has ever been signed or delivered by Consultant.
4.7. Company’s Remedies for Breach. Consultant acknowledges that, as the violation by Consultant of the provisions of Section 4 would cause irreparable injury to the Company, and there is no adequate remedy at law for such violation, the Company shall have the right in addition to any other remedies available, at law or in equity, to seek to enjoin Consultant in a court of equity from violating such provisions. Consultant hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.
5. Termination. Either party may terminate this Agreement for any reason or for no reason upon 90 days prior written notice, provided, however, that any termination by the Company must receive the prior written approval of David Sidransky, the Chairman of the Board of Directors of the Company. Upon the termination of Consultant’s engagement for any reason or no reason, the Company shall have no further obligation to Consultant whatsoever except as expressly stated in this Section. The Company may immediately terminate this Agreement upon Consultant’s breach of any provisions, undertakings, duties, and/or restrictions on authority set forth in this Agreement.
6. Relationship. Consultant acknowledges and agrees that he is acting solely as an independent contractor hereunder and is not an employee of the Company. Consultant will not be eligible for any employee benefits and will be responsible for payment of any taxes relating to services provided hereunder. Consultant shall have no authority to enter into contracts which bind the Company or create any obligation on behalf of the Company except as authorized and approved by the Company. Under no circumstances shall Consultant hold himself out to be an employee of the Company. This Agreement shall not be construed as creating any partnership, joint venture or any other form of joint operation or organization wherein the parties hereto are deemed to be partners.

7. Miscellaneous.
7.1. Entire Agreement. The Company has made no representations other than as set forth herein. No modification or amendment of this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by all parties.
7.2. Benefit. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon Consultant and his heirs, personal and legal representatives, and guardians, and shall inure to the benefit of Consultant. This Agreement may not be assigned by Consultant in whole or in part.
7.3. Separability. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and the Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted.
7.4. Notices. Any notice required to be given pursuant to this Agreement shall be in writing and delivered in person, or sent by certified mail, return receipt requested, if to the Company, at its principal office and if to Consultant, at his residence address as contained in the records of the Company.
7.5. Governing Law; Waiver of Jury Trial; Jurisdiction. This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any conflicts of laws principles which would apply the law of another jurisdiction. The parties hereby waive trial by jury in any action arising under this Agreement. Any action arising under this Agreement shall be brought in and shall be subject to the exclusive jurisdiction and venue of the state or federal courts located in Maryland, except where injunctive relief is sought in any other jurisdiction in connection with the enforcement of this Agreement.
7.6. Waiver. The failure of any party to fully enforce any provision hereof shall not be deemed to be a waiver of such provision or any part thereof, and the waiver by any party of any provision hereof shall not be deemed to be a waiver of any other provision hereof or a waiver with respect to any other incidence of non-compliance therewith. No waiver shall be effective unless in writing and signed by the party so waiving.
7.7. Survival. The provisions of Section 4 hereof shall survive the termination of this Agreement and Consultant’s engagement hereunder.
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IN WITNESS WHEREOF, the parties have executed this Agreement under seal, with the intent that this be a sealed instrument, on the day and year first above written.
COMPANY: Champions Biotechnology, Inc.
By:                                          (SEAL)
CONSULTANT: James Martell.